Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Experience Investment Corp. on Form S-4 of our report dated March 20, 2020 with respect to our audit of the financial statements of Experience Investment Corp. as of December 31, 2019 and for the period from May 24, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, TX

January 28, 2021